Exhibit 10.81

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of the 3rd day of October, 2008, by and between Comverse, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Urban Gillstrom (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as its President, Global Sales and to enter into an employment agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

1.	Definitions.

(a) “Base Salary” shall mean the Executive’s base salary as determined in accordance with Section 4 below, including any applicable increases and permitted decreases.

(b) “Board” shall mean the Board of Directors of the Parent.

(c) “Cause” shall mean:

(i)	an indictment or conviction of the Executive of, or a plea of nolo contendere by the Executive to, any felony;

(ii)	a material violation by the Executive of federal or state securities laws, as determined by a court or other governmental body of competent jurisdiction;

(iii)	willful misconduct or gross negligence by the Executive with regard to the Company resulting in material and demonstrable harm to the Company;

(iv)	a material violation by the Executive of any material Company policy or procedure provided to the Executive, including without limitation a material violation of the Company’s Code of Business Conduct and Ethics, resulting in material and demonstrable harm to the Company;

(v)

the repeated and continued failure by the Executive to carry out, in all material respects, the reasonable and lawful directions of the Company’s Chief Executive Officer and/or President and/or Board that are within the

Executive’s individual control and consistent with the Executive’s status as a senior executive of the Company and his duties and responsibilities hereunder, except for a failure that is attributable to the Executive’s illness, injury or Disability; or

(vi)	fraud, embezzlement, theft or material dishonesty by the Executive against the Company (other than good faith immaterial expense account disputes);

provided, however, that no finding of Cause pursuant to subsections (iii) or (iv) hereof shall be effective unless and until the Company has provided the Executive with written notice thereof in accordance with Section 25 below stating with specificity the facts and circumstances underlying the finding of Cause and, if the basis for such finding of Cause is capable of being cured by the Executive, providing the Executive with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 25 below.

For purposes of this Agreement, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific direction given pursuant to a resolution adopted by the Board or on the advice of Company counsel shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Notwithstanding the above, any termination of Executive’s employment based on Cause shall not be deemed to be for Cause unless and until Executive has been provided with (i) written notice specifying in detail the basis for such action and (ii) on at least (10) days prior notice, an opportunity, together with legal counsel, to be heard on such proposed determination.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(e) “Compensation Committee” shall mean the Compensation Committee of the Board or another committee of the Board that performs the functions typically associated with a compensation committee.

(f) “Disability” shall mean the Executive’s inability to substantially perform his duties and responsibilities under this Agreement for a period of six (6) consecutive months or nine (9) out of twelve (12) nonconsecutive months due to a physical or mental disability, as the term “physical or mental disability” is defined in the Company’s long-term disability insurance plan then in effect (or would be so found if the Executive applied for coverage or benefits under such plan).

(g) “Effective Date” shall mean November 1, 2008.

(h) “Good Reason” shall mean, without the Executive’s prior written consent, the occurrence of any of the following events or actions, provided that no finding of Good Reason shall be effective unless and until the Executive has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good

Reason, with written notice thereof in accordance with Section 25 below stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice in accordance with Section 25 below:

(i)	any reduction in the Executive’s Base Salary or Target Bonus, other than as part of an across-the-board reduction applicable to all senior executives of the Company that results in a reduction to the Executive proportional to that of other executives, provided, however, that an across-the-board reduction of Executive’s compensation in excess of 10% of Base Salary or 20% of Target Bonus shall constitute Good Reason;

(ii)	an actual relocation of the Executive’s principal office to a location more than 35 miles from London, England other than as specified in Section 10(c);

(iii)	any material diminution in the Executive’s title, position or reporting status, or any material diminution of the Executive’s duties or responsibilities;

(iv)	a failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within ten (10) calendar days after completion of a merger, consolidation, sale or similar transaction and the failure to deliver a copy of the document effecting such assumption to the Executive upon the Executive’s written request; or

(vi)	a material breach by the Company of any provision of this Agreement.

(i) “Parent” shall mean Comverse Technology, Inc., the Company’s parent.

(j) “Term of Employment” shall mean the period specified in Section 2 below, as such period may be extended.

2.	Term of Employment.

The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending January 31, 2010, subject to earlier termination of the Term of Employment in accordance with the terms of this Agreement (the “Initial Term”). This Agreement shall be automatically renewed for additional one (1) year periods at the end of the Initial Term and on each anniversary thereafter, unless either Party notifies the other Party in writing, in accordance with Section 25, of his or its intention not to renew this Agreement not less than sixty (60) calendar days prior to such expiration date or anniversary, as the case may be.

3.	Position, Duties and Responsibilities; Reporting.

As of the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed through Comverse Kenan UK, a subsidiary of the Company (“Comverse UK”), as the Company’s President, Global Sales. In this capacity, the Executive shall be have the duties, responsibilities and authority commensurate with the position and such other duties and responsibilities as are appropriate for a person holding the offices set forth in this section and assigned by the Company’s Chief Executive Officer and/or President. Unless prevented by illness, injury or Disability, the Executive shall devote substantially all of the Executive’s time, attention and efforts during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment; provided, however, that the Executive may (a) serve on civic or charitable boards or committees; or (b) with the approval of the Company’s Chief Executive Officer, serve on other corporate boards or committees; provided, in each case of (a) and (b) and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive’s duties hereunder or conflict with Section 13. The Executive shall report to the Company’s Chief Executive Officer and/or President in carrying out his duties under this Agreement. If requested, the Executive shall also serve as an executive officer and/or member of the board of directors of any of the Company’s subsidiaries or affiliates without additional compensation. The parties each agree that the nature of the Executive’s position is such that his working time cannot be measured and, accordingly, the appointment falls within the scope of Regulation 20 of the Working Time Regulations 1988.

4.	Base Salary.

As of the Effective Date and for the remainder of fiscal year 2008, the Executive shall be paid a Base Salary at the rate of not less than four hundred and fifty thousand ($450,000) per annum, payable in accordance with the regular payroll practices of Comverse UK. Thereafter, the Base Salary shall be reviewed no less frequently than annually other than in respect of fiscal year 2009, and the amount thereof may be increased in the discretion of the Board or the Compensation Committee. After giving effect to the preceding two sentences, the Base Salary may not be decreased unless the Executive provides his prior written consent to such decrease or it is part of an across-the-board reduction applicable to all senior executive officers of the Company that results in a reduction to the Executive proportional to that of other executives (subject to the exception set forth in Section l(h)(i)).

5.	Incentive Compensation Arrangements.

The Executive’s maximum annual bonus opportunity for each fiscal year shall be $900,000 (and shall be adjusted based on future increases in Base Salary) and will be payable based upon the achievement of performance criteria developed by the Company’s Chief Executive Officer and/or President; provided, however, that the Executive’s maximum bonus opportunity for fiscal year 2008 shall be $450,000 and the Executive’s bonus for fiscal year 2008 shall not be less than Two Hundred Thousand Dollars ($200,000). For purposes of this Agreement, Executive’s target bonus opportunity (“Target Bonus”) shall be $450,000 (subject to achievement of the requisite performance criteria). Any bonuses shall be payable when bonuses are customarily payable under the Company’s regular payroll practices, but in no event later than 2 and 1/2 months following the end of the applicable fiscal year.

6.	Long-Term Incentive Compensation Programs.

(a) The Company’s Chief Executive Officer will recommend that the Compensation Committee recommend and the Board approve, at the first scheduled meeting for each after the date hereof, a grant to Executive of 40,000 deferred stock units representing the right to receive, upon vesting, shares of Parent common stock (“Common Stock”) in accordance with the terms and conditions of the Parent’s 2005 Stock Incentive Compensation Plan and the form of the Parent’s Deferred Stock Award Agreement that will vest one-third on each of the first, second and third anniversary of the Effective Date.

(b) During the Term of Employment (including fiscal year 2009), the Executive will be eligible to receive equity awards under the Parent’s stock incentive plans based on the performance of the Company and the performance of the Executive, as recommended by the Company’s Chief Executive Officer and determined in the good faith discretion of the Board and/or Compensation Committee, as applicable, and consistent with the Executive’s role and responsibilities as President, Global Sales of the Company, with such awards to be assessed on an annual basis.

7.	Equity Grant.

The Company’s Chief Executive Officer will recommend that the Compensation Committee recommend and the Board approve, at the first scheduled meeting for each after the date hereof, a one-time grant (in addition to any grant under Section 6 above) to Executive of 40,000 deferred stock units representing the right to receive, upon vesting, shares of Common Stock in accordance with the terms and conditions of the Parent’s 2005 Stock Incentive Compensation Plan and the form of the Parent’s Deferred Stock Award Agreement in order to offset the loss of existing unvested equity incentive rights that Executive is or would have been entitled to at Executive’s current employer (the “Special One-Time Equity Grant”). These deferred stock units will vest one-third on each of the first, second and third anniversary of the Effective Date.

8.	Employee Benefit Programs.

Beginning on the Effective Date and throughout the Term of Employment, the Executive shall be entitled to participate in all employee welfare and pension benefit plans, programs and/or arrangements of Comverse UK applicable to senior-level executives of the Company other than those relating to cash bonuses or equity awards (as to which Sections 5 and 6 hereof shall govern).

In addition, to the extent that the applicable welfare and health plans on Comverse UK under which the Executive benefits do not provide for coverage of medical expenses in Sweden, the Company will either, at its election, arrange for insurance coverage of medical expenses for the Executive’s family in Sweden or pay or reimburse the Executive for the cost of arranging for such medical insurance coverage. Any reimbursement obligation of the Company under this Section 8 shall be subject to delivery by the Executive of documentation in accordance with the Company’s related policies thereto.

The Company and the Executive agree to discuss in good faith alternative or supplemental pension schemes.

9.	Reimbursement of Business Expenses.

During the Term of Employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies relating thereto.

10.	Perquisites.

(a) During the Term of Employment, the Executive shall be entitled to participate in Comverse UK executive fringe benefit programs applicable to senior-level executives (if any) of the Company in accordance with the terms and conditions of such programs as in effect from time to time.

(b) During the Term of Employment, Executive will be employed directly by Comverse UK and the Executive will work from the offices of Comverse UK in London, England or from his home office in Sweden, at the Executive’s discretion and according to reasonable business needs, with such travel within and outside of the United States as may be reasonably required in the performance of the Executive’s duties. The Company shall pay all costs associated with the Executive’s application for and obtainment of authorization to reside and work in London, England, including, without limitation, work visas. For so long as the Executive provides services in London, England, the Company shall (i) either provide temporary accommodations to the Executive in London, England or reimburse the reasonable housing costs for the Executive not to exceed the amount of $8,000 per month and (ii) reimburse the Executive for reasonable travel expenses between Sweden and London, England, which roundtrip travel shall occur no more than twice in a single week. Any reimbursement obligation of the Company under this Section 10(b) shall be subject to delivery by the Executive of documentation in accordance with the Company’s related policies thereto.

(c) The Company intends to relocate the Executive to New York City and in connection with any such relocation, the Company will (i) pay or reimburse the Executive for all reasonable relocation expenses for the Executive and his family to the United States, including the cost of moving, fees for a real estate agent for the Executive to obtain a residence, and all costs associated with the application for and obtainment of authorization to reside and work in the United States for the Executive and the Executive’s immediate family members, (ii) pay or reimburse the Executive for round-trip, coach airfare between New York and Sweden, for the Executive and his family twice each fiscal year, (iii) provide the Executive with assistance with respect to temporary housing, taxes and educational expenses as agreed to by the Executive and the Company and (iv) upon termination of this Agreement after such relocation, pay or reimburse the Executive for any reasonable moving and travel costs associated with the Executive and his family’s return to Sweden, except that the Company shall be under no obligation to reimburse such expenses if (A) the Executive is terminated for Cause under Section 12(b) hereunder or (B) the Executive’s employment is terminated after the second anniversary of the relocation to the United States. Any reimbursement of expenses by the Company shall be subject to delivery by the Executive of subject in accordance with the Company’s policies relating thereto.

(d) The Company shall pay or reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and drafting of this Agreement, in an amount of up to $10,000, subject to delivery of documentation in accordance with the Company’s policies related thereto.

11.	Vacation.

During the Term of Employment, the Executive be entitled to twenty-five (25) days paid vacation in each fiscal year and three (3) personal days administered in accordance with Comverse UK’s policies in place from time to time.

12.	Termination of Employment.

(a) Termination of Employment Due to Death or Disability. In the event of the Executive’s death or Disability during the Term of Employment, the Term of Employment shall end as of the date of the Executive’s death or Disability and his estate and/or beneficiaries, as the case may be, shall be entitled to the following, subject to Section 28 below:

(i)	Base Salary earned but not paid prior to the date of his death or Disability, and any annual bonus earned pursuant to Section 5, but unpaid, as of the date of death or Disability for the immediately preceding fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year (but not later than 2-1/2 months after the end of such fiscal year);

(ii)	any amounts earned, accrued or owing to the Executive prior to the date of his death but not yet paid under Sections 8, 9, 10 or 11 above in accordance with the terms thereof; and

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In addition, in the event of a termination of Executive’s employment for Disability, all unvested deferred stock units pursuant to the Special One Time Equity Grant under Section 7 above shall become fully vested on the date of such termination. In no event shall a termination of the Executive’s employment for Disability occur unless the Party terminating the Executive’s employment provides written notice within ten (10) business days to the other Party in accordance with Section 25 below.

(b) Termination of Employment by the Company for Cause. If the Company terminates the Executive’s employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following:

(i)	Base Salary earned but not paid prior to the date of termination;

(ii)	any amounts earned, accrued or owing to the Executive prior to the date of termination but not yet paid under Sections 8, 9, 10 or 11 above in accordance with the terms thereof; and

(iii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

(c) Termination of Employment by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or by the Executive for Good Reason, the Term of Employment shall end as of the date of termination and the Executive shall be entitled to the following, subject to Section 28:

(i)	Base Salary earned but not paid prior to the date of termination;

(ii)	any annual bonus earned pursuant to Section 5, but unpaid, as of the date of termination for the immediately preceding fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year (but not later than 2-1/2 months after the end of such fiscal year);

(iii)	a pro-rata share of the annual bonus the Executive would have earned pursuant to Section 5 if he had remained employed through the end of the fiscal year in which the termination occurred based on the number of days the Executive is employed during the year of termination and based on the Company’s actual performance against the goals set by the Compensation Committee for such fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year (but not later than 2-1/2 months after the end of such fiscal year);

(iv)	fifty percent (50%) of the Base Salary in effect on the date of termination, payable to Executive in a lump sum less applicable tax withholdings within the later of (i) 30 calendar days after the date of termination or (ii) the expiration of the revocation period, if applicable, under the release contemplated by Section 12(h) below, in accordance with the Company’s regular payroll practice;

(v)	fifty percent (50%) of the Target Bonus (regardless of any performance requirements), payable to Executive in a lump sum less applicable withholdings within the later of (i) 30 calendar days after the date of termination or (ii) the expiration of the revocation period, if applicable, under the release contemplated by Section 12(h) below, in accordance with the Company’s regular payroll practice;

(vi)	any amounts earned, accrued or owing to the Executive prior to the date of termination but not yet paid under Sections 8, 9, 10 or 11 in accordance with the terms thereof;

(vii)	All unvested deferred stock units pursuant to the Special One Time Equity Grant shall become fully vested on the date of termination; and

(viii)	such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive’s employment without Cause occur unless the Company gives written notice to the Executive in accordance with Section 25 below.

(d) Termination of Employment Due to a Change in Control. The Chief Executive Officer will recommend to the Compensation Committee that the Executive become an “eligible participant” in the Comverse Technology, Inc. Executive Severance Protection Plan (“ESPP”) (a copy of which will be delivered at such time), that is designed to protect eligible participants in the event of employment termination without cause following, or in anticipation of, a change in control of the Parent.

(e) Termination of Employment by the Executive. If the Executive terminates his employment without Good Reason, other than a termination of employment due to death or Disability, the Executive shall be entitled to the same payments and benefits as provided in Section 12(b) above. In no event shall a termination of the Executive’s employment occur unless the Executive gives at least thirty (30) calendar days advance written notice to the Company in accordance with Section 25 below.

(f) Termination by Notice of Nonrenewal by the Company. If the Company terminates the Executive’s employment as a result of or following the Company providing a notice of nonrenewal of this Agreement in accordance with Section 2 above, the Executive shall be entitled to the same payments and benefits as provided in Section 12(c). If the Company provides such nonrenewal notice, but does not terminate Executive’s employment, then the Executive shall have Good Reason, under Section 1(h).

(g) No Mitigation; No Offset. In the event of a termination of the Executive’s employment for any reason under this Section 12, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive under this Agreement on account of any compensation attributable to any subsequent compensation he may receive. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided that the foregoing shall in no way limit the Company’s remedies upon a breach or threatened breach of the restrictive covenants in Section 12.

(h) Waiver and Release. As a condition precedent to receiving the compensation and benefits provided under Sections 12(c) and 12(d) (but not any of the amounts described in clauses (i), (vi) and (viii) of Sections 12(c) and 12(d)), the Executive shall execute a waiver and release substantially in the form attached to this Agreement as Exhibit A.

(i) Additional Payments. If the Executive becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Parachute Excise Tax”), with respect to any payment(s), benefit(s) or distribution(s) received by, or payable to or for the benefit of, the Executive (or otherwise) in connection with, or by reason of, any Change in Control or any change in ownership or effective control of the Company (as determined under IRC Section 280G) that occurs prior to January 1, 2010, the Company and the Executive agree that the Company shall pay to the Executive a tax gross-up payment so that after payment by the Executive of all federal, state and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to the Executive by the Company, the Executive retains on an after-tax basis an amount equal to the amount that the Executive would have retained if he had not been subject to the Parachute Excise Tax. To the extent applicable, the benefits afforded to the Executive under this provision shall supersede any 280G related limitations set forth in the ESPP.

13.	Restrictive Covenants.

(a) Nondisclosure. During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or its affiliates, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his violation of this Section 13(a). Nothing herein shall preclude Executive from discussing the Agreement and/or any plan or other agreement referred to herein and/or any aspect of his compensation and/or benefits with his family and/or his advisors.

(b) Assignment of Rights. The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) that, during the Term of Employment, are made or conceived by him, alone or with others, and that relate to the Company’s present business or arise out of any work he performs or information he receives regarding the business of the Company or its affiliates while employed by the Company. The Executive shall fully disclose to the Company as promptly as possible all information known or possessed by him concerning the Rights, and upon request by the Company and without any further compensation in any form to him by the Company, but at the expense of the Company, execute all applications for patents and copyright registrations, assignments thereof and other applicable instruments and do all things that the Company may reasonably deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

(c) Noncompetition. For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Executive will have access to confidential information and other valuable rights of the Company, the Executive covenants and agrees that he will not, at any time during his employment with the Company and for a period of six (6) months thereafter, directly or indirectly, engage in Competitive Business. “Competitive Business” shall mean any business or any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that the Company or any of its subsidiaries produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company or any of its subsidiaries then conducts business or reasonably has plans to conduct business, provided that after the end of the Executive’s employment Competitive Business shall exclude product lines or services that account for less than 5% of the Company’s aggregate revenue as projected in the Company’s then current business plan for the three-year period following termination of employment. It is not the intent of this covenant to bar the Executive from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company as aforesaid. In furtherance thereof, it is acknowledged that it shall not be a breach of this Section 13(c) for the Executive to provide services to an entity or person that is not itself a Competitive Business, but has a division, business unit or segment that is a Competitive Business, so long as the Executive demonstrates to the Company’s reasonable satisfaction that the Executive does not and will not, directly or indirectly, provide services or advice to such division, business unit or segment that is the Competitive Business. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Executive from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved are less than 2% of the respective company’s outstanding equity securities and the Executive is solely a passive investor (or option holder) in each such company and if such company has a Competitive Business, the Executive does not and will not, directly or indirectly, provide services or advice to such company.

(d) Nonsolicitation. For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Executive will have access to confidential information and other valuable rights of the Company, the Executive covenants and agrees that he will not, at any time during his employment with the Company and for a period of twelve (12) months thereafter, directly or indirectly, (i) induce, attempt to induce, aid others in inducing an employee of, or consultant to, the Company or its affiliates to accept employment or affiliation with or on behalf of another firm or corporation engaging in such business or activity of which the Executive is an employee, owner, partner or consultant or (ii) otherwise hire an employee of, or consultant to, the Company or its affiliates. The Executive further agrees that he will not, whether on Executive’s own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of the Company or any of its affiliates to cease being a customer, supplier, or vendor of the Company or any of its affiliates or to divert all or any part of such person’s or entity’s business from the Company or any of its affiliates.

(e) Duration and Scope. The Company and the Executive agree that the duration and geographic scope of the restrictive covenants set forth in this Section 13 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Executive hereto agree that the provision shall remain in full force and effect for the greatest lesser time period and in the greatest lesser area that would not render it unenforceable. The Company and the Executive intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Section 13 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that the Company shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event Executive breaches or threatens to breach any of the provisions of such Sections, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of the provisions of this Section 13 by Executive, but shall be in addition to all other remedies available to the Company at law or equity. The Executive acknowledges and agrees that no breach by the Company of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights. If the provisions of this Section 13 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and the Company agree that such provisions shall be, and are, automatically reformed to the maximum lesser limitations permitted by such law.

14.	Indemnification.

The Company confirms and acknowledges that the Company is obligated to indemnify the Executive pursuant to the terms of the Company’s By-laws, and that the Executive shall, in any event, be indemnified to the fullest extent permitted by law.

15.	Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, agents, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company; provided, however, that such rights or obligations may be assigned or transferred pursuant to a sale of more than 50% of the outstanding equity securities of the Company, a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided further, however, that the assignee or transferee is the successor to all or substantially all of the assets of the

Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

16.	Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

17.	Entire Agreement.

This Agreement (including the attached Exhibit A and any plan, other agreements or attachments referred to herein) and, upon the approval of the Compensation Committee that the Executive be deemed an “eligible participant” under the ESPP, the ESPP contain the entire understanding and agreement between the Parties concerning the subject matter hereof and thereof supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, with respect thereto including, without limitation, any offer letters or employment agreements and any nondisclosure, nonsolicitation, inventions and/or noncompetition agreements between the Parties.

18.	Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

19.	Withholding.

The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

20.	Severability.

In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining parts, terms or provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21.	Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to preserve such rights and obligations.

22.	Controlling Document.

If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and the Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.

23.	Beneficiaries/References.

The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

24.	Governing Law/Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to principles of conflicts of law unless superseded by federal law. The Parties agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Parties consent to the jurisdiction of such court. Each Party shall be responsible for paying its own fees and expenses (including reasonable attorney fees) in connection with any dispute under this Agreement.

25.	Notices.

All notices shall be in writing, shall be hand delivered or sent to the following addresses listed below using a reputable overnight express delivery service and shall be deemed to be received when hand delivered or one (l) calendar day after depositing with such overnight service for next day delivery.

If to the Company:	Comverse, Inc.
c/o Comverse Technology, Inc.
810 Seventh Avenue, 35th Floor
New York, New York 10019
Attention: Chief Executive Officer

If to the Executive:	Urban Gillstrom
at the most recent address of Executive
set forth in the personnel records of the Company

26.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

27.	Cooperation.

The Executive agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company related to events occurring during Executive’s employment with the Company. Such cooperation shall include meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. The Executive shall notify the Company if the Executive is asked to assist, testify or provide information by or to any person, entity or agency in any such proceeding or investigation. The Company shall reimburse the Executive for expenses reasonably incurred in connection therewith (including reasonable attorney fees if it is determined that utilization of Company counsel would create a conflict). The Company shall also compensate Executive for his time in connection with such cooperation is if he is no longer employed by the Company at a rate of $300 per hour. Any such cooperation occurring after the termination of Executive’s employment shall be subject to Executive’s other business and personal commitments, and shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs. Notwithstanding the above, nothing herein shall require Executive to waive any legal rights he has or may have at any time.

28.	Compliance with Code Section 409A.

(a) If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period promptly after its conclusion.

(b) The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

29. Union. There are no collective agreements which directly affect the terms and conditions of the Executive’s employment. The Executive may belong to a trade union but has no right to individual or collective representation, other than the legal right to be accompanied during disciplinary or grievance procedures.

30. Data Protection. The Executive consents to the Company processing data relating to the Executive for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Executive, including, as appropriate:

(i) information about the Executive’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Executive’s fitness for work;

(ii) the Executive’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; and

(iii) information relating to any criminal proceedings in which the Executive has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

(b) The Company may make such information available to any subsidiary or affiliate, those who provide products or services to the Company or any advisers and payroll administrators, regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Executive works.

(c) The Executive consents to the transfer of such information to any of the Company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

31.	Counterparts.

This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes to the extent permitted under applicable law.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMVERSE, INC.

By:	/s/ Lance Miyamoto
	Name:	Lance Miyamoto
	Title:	Chief Global Human Resources Officer

THE EXECUTIVE

/s/ Urban Gillstrom
Name:	Urban Gillstrom

EXHIBIT A

This RELEASE (“Release”) dated as of                      between Comverse, Inc., a Delaware corporation (the “Company”), and Urban Gillstrom (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated                     , 2008 under which the Executive was employed to serve as the Company’s President, Global Sales (the “Employment Agreement”); and

WHEREAS, the Executive’s employment with the Company (has been) (will be) terminated effective                     ; and

WHEREAS, pursuant to Section 12 of the Employment Agreement, the Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of, or preclude the Executive from asserting his rights to enforce any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the Company’s By-laws and other agreements or the law, as to continued coverage and rights under director and officer liability insurance policies, (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants, or (iii) to pay any amounts payable under the terms of the Employment Agreement (including, without limitation, any severance or other items payable following termination of Executive’s employment). [In addition, Executive does not waive his right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, Executive expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Employee’s behalf.

3. The Executive acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to this 21 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by                      within the 7 day period. The Executive further acknowledge that he has carefully read this Release, knows and understands its contents and its binding legal effect. The Executive acknowledge that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

COMVERSE, INC.

By:
Name:
Title:

THE EXECUTIVE

Urban Gillstrom

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